Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-167175, 333-196464, 333-210182 and 333-224120), Form S-3 (No. 333-196468 and 333-224951) and Form S-1 (No. 333-228212) of our report dated April 1, 2019 included in this Annual Report on Form 10-K of Tenax Therapeutics, Inc. and Subsidiary (the “Company”), relating to the consolidated balance sheets of the Company as of December 31, 2018 and 2017, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2018.

/s/ CHERRY BEKAERT LLP

Raleigh, North Carolina
April 1, 2019